UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2016

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On June 24, 2016, M/I Financial, LLC (“M/I Financial”), a wholly-owned subsidiary of M/I Homes, Inc., entered into a Second Amended and Restated Mortgage Warehousing Agreement (the “2016 Warehouse Agreement”) among M/I Financial, as borrower, Comerica Bank, as agent, and Comerica Bank, The Huntington National Bank, and BMO Harris Bank N.A., as lenders. The 2016 Warehouse Agreement, which will be used to finance eligible mortgage loans originated by M/I Financial, replaced the Mortgage Warehousing Agreement dated as of March 29, 2013 (as subsequently amended, the “Prior Agreement”) among M/I Financial and the same lenders. Among other things, the 2016 Warehouse Agreement amends the Prior Agreement in the following respects:

1.	The maturity date was extended from June 24, 2016 to June 23, 2017.

2.
The maximum amount of borrowing availability was increased from $110 million to (a) $150 million during the periods from September 25, 2016 to October 15, 2016 and from December 15, 2016 to February 2, 2017 and (b) $125 million at all other times.

3.
The minimum Liquidity covenant was increased from $5,500,000 to $6,250,000 and the definition of Liquidity was modified to permit the inclusion of excess borrowing base availability under mortgage warehouse lines of credit, subject to certain limitations.

4.	The minimum Tangible Net Worth covenant was increased from $11,000,000 to $12,500,000.
The other material terms of the Prior Agreement remain unchanged.
The foregoing summary is qualified in its entirety by reference to the 2016 Warehouse Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. All capitalized terms not otherwise defined herein are as defined in the 2016 Warehouse Agreement.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS
(d)    Exhibits.

Exhibit No.	Description of Exhibit

10.1
Second Amended and Restated Mortgage Warehousing Agreement dated as of June 24, 2016 by and among M/I Financial, LLC, as borrower, Comerica Bank, as agent, and Comerica Bank, The Huntington National Bank, and BMO Harris Bank N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 28, 2016

M/I Homes, Inc.

By:	/s/ Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1
Second Amended and Restated Mortgage Warehousing Agreement dated as of June 24, 2016 by and among M/I Financial, LLC, as borrower, Comerica Bank, as agent, and Comerica Bank, The Huntington National Bank, and BMO Harris Bank N.A.